Exhibit 21
List of Registrant’s Active Subsidiaries

	State of
Name	Incorporation	Ownership
InnoInnovative Drug Delivery Systems, Inc.	Delaware	100%

Javelin Pharmaceuticals GmbH	Germany	100%